Exhibit 10.7

RBC CICI/LEI No. ES7IP3U3RHIGC71XBU11	RBC Reference No. 2489217/2654662

Buyer CICI/LEI No. 54930060N608ZCQZDB93

Freddie Mac Loan No. FM/ATAX II TEBS – Series M-031

USI: 1030361733/YQ0000000000T000S2489217D2654662

RATE CAP AGREEMENT (SIFMA)

THIS RATE CAP AGREEMENT (this “Agreement”) is dated as of July 7, 2014 between ROYAL BANK OF CANADA, a federally chartered Canadian bank (the “Seller”) and ATAX TEBS II, LLC,  a Delaware limited liability company (the “Buyer”), whereby the parties agree as follows:

Section 1.  Definitions and Incorporated Terms.  For purposes of this Agreement, the terms set forth below in the Cap Transaction Profile or in Exhibit A shall have the meanings there indicated and capitalized terms that are used and not otherwise defined herein shall have the meanings given to them (as completed herein, where applicable) in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

Cap Transaction Profile

Notional Amount:	USD $31,565,000 (amortizing as set forth in Schedule 1 hereto).

Trade Date:	July 7, 2014

Effective Date:	July 10, 2014

Termination Date:	August 15, 2019

Fixed Amount:

Fixed Rate Payer:	Buyer

Buyer’s Payment Date:	July 10, 2014

Fixed Amount:	USD $ 343,000.00

Floating Amounts:

Floating Rate Payer:	Seller

Cap Rate:	3.00% per annum

Payment Dates:	Fifteenth (15th) calendar day of each month, commencing on August 15, 2014, and ending on the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.

Period End Dates:	Fifteenth calendar day of each month, not subject to adjustment.

Floating Rate Option:	USD-SIFMA Municipal Swap Index

Count Fraction:	Actual/Actual

Reset Dates:	Effective Date and thereafter Weekly on Thursday.

Weighted Average Method:	Applicable

Business Days:
A day other than (a) a Saturday or a Sunday, (b) any day on which banking institutions located in the city of New York, New York are authorized or required by law to close, (c) a day on which the New York Stock Exchange is closed or (d) any day on which Freddie Mac is closed.

Rounding Convention:	The simple arithmetic mean of rates expressed as a percentage rounded to five decimal places.

Calculation Agent:	The Seller

Additional Defined Terms

“Credit Support Document” means the Guaranty of the Credit Support Provider, if any, and the Credit Support Annex, each as identified in Exhibit A hereto.

“Credit Support Provider” means the Person (if any) identified as such in Part 3 of Exhibit A.

“Damages” means an amount determined as provided in Section 11(b).

“Early Termination Date” has the meaning given to that term in Section 10(b).

“Local Business Day” in relation to a party means a day on which commercial banks in the city indicated in that party’s address for notices hereunder are open for business.

“Market Quotation” means an amount determined as provided in Section 12.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company, or any other organization or entity, whether governmental or private.

“Reference Market-maker” has the meaning given to that term in Section 12(a).

“Taxes,” with respect to payments hereunder by the Seller, means any present or future taxes, levies, imposts, duties or charges of any nature whatsoever that are collectible by withholding except for any such tax, levy, impost, duty or charge that would not have been imposed but for the existence of a connection between the Buyer and the jurisdiction where the Tax is imposed.

“Termination Event” has the meaning given to that term in Section 9.

Section 2.  Payments.  On the Payment Date for the Buyer, it shall pay the Fixed Amount and, on each Payment Date for the Seller, it shall pay the Floating Amount for the Calculation Period ending on that Payment Date.  The Seller’s obligation to make any payment hereunder shall be subject to the condition precedent that the Buyer has paid the Fixed Amount.  If the Buyer fails to pay the Fixed Amount to the Seller as and when due hereunder and does not remedy the failure on or before the third Local Business Day after notice from the Seller, the Seller may, by notice to the Buyer given not later than the fifth Local Business Day after the end of the Buyer’s cure period, declare this Agreement to be terminated, whereupon neither party shall have any further obligation hereunder, except for the Buyer’s obligation to pay interest pursuant to Section 4.  Notwithstanding the foregoing, the Buyer shall, upon failure to pay the Fixed Amount, remain liable to the Seller to pay the value of this Agreement, calculated, on the date Seller declares this Agreement terminated, on the basis of Market Quotation, which, for purposes of this Section 2 only, shall be determined pursuant to Section 12, substituting the word “Seller” in each instance when the word “Buyer” is utilized in such section and the quotation referred to in Section 12(b) shall be the amount in Dollars that a Reference Market-Maker would charge as a Fixed Amount on such date of declaration of termination.  The value of this Agreement, if any, shall be the original Fixed Amount less the amount of the Market Quotation determined in the manner described in the previous sentence.  If the difference is a negative number, the value of this Agreement shall be zero.

Section 3.  Making of Payments.  All payments hereunder shall be made to the account of the intended payee specified in Exhibit A, or to such other account in New York City as that party may have last specified by notice to the party required to make the payment.  All such payments shall be made in funds settled through the New York Clearing House Interbank Payments System or such other same-day funds as are customary at the time for the settlement in New York City of banking transactions denominated in Dollars.

Section 4.  Interest on Overdue Amounts.  If any amount due hereunder is not paid when due, interest shall accrue on that amount to the extent permitted by applicable law at a rate per annum equal for each day that amount remains unpaid to the sum of 1% and the rate per annum equal to the cost (without proof or evidence of any actual cost) to the intended payee (as certified by it) if it were to fund or of funding the relevant amount for that day.

Section 5.  Supervening Illegality.  If it becomes unlawful for either party to make any payment to be made by it hereunder, as a result of the adoption of, or any change in, or change in the interpretation of, any law, regulation or treaty, that party shall give notice to that effect to the other party and shall use reasonable efforts (a) to assign or transfer its rights and obligations under this Agreement, subject to Section 14, to another of its branches, offices or affiliates, or to any leading participant in the interest rate cap market, that may make those payments lawfully and without withholding for or on account of Taxes or (b) to agree with that other party to modify this Agreement or change the method of payment hereunder so that the payment will not be unlawful.  If an assignment or agreement is not made as provided herein on or before the tenth Business Day after that notice becomes effective, either party may give notice of termination as provided in Section 10.

Section 6.  Taxes.

(a)           For the purpose of this Agreement, the Buyer hereby represents that it is a “United States person” for purposes of the United States Internal Revenue Code of 1986, as amended, and the Seller makes the representations set out in “B” of Exhibit B.  Except as otherwise required by law, each payment hereunder shall be made without withholding for or on account of Taxes.  If a party is required to make any withholding from any payment under this Agreement for or on account of Taxes, it shall:

(i)           make that withholding;

(ii)           make timely payment of the amount withheld to the appropriate governmental authority;

(iii)           forthwith pay the other party such additional amount as may be necessary to ensure that the net amount actually received by it free and clear of Taxes (including any Taxes on the additional amount) is equal to the amount that it would have received had no Taxes been withheld; and

(iv)           on or before the thirtieth day after payment, send the payee the original or a certified copy of an official tax receipt evidencing that payment; provided, however, that if the representation and warranty made by a party in Section 7(c) proves not to have been true when made or, if repeated on each Payment Date, would not then be true, or if a party fails to perform or observe any of its covenants set forth in Section 7 or Section 8, the other party shall be under no obligation to pay any additional amount hereunder to the extent that the withholding would not have been required if the representation and warranty had been true when made, or would have been true if so repeated, or if the failure had not occurred.

(b)           If a party would be required to make any withholding for or on account of Taxes and pay any additional amount as provided in Section 6(a) with respect to any payment to be made by it in accordance with Section 2, it shall give notice to that effect to the other party and shall use reasonable efforts

(i)           to assign or transfer its rights and obligations under this Agreement, subject to Section 14, to another of its branches, offices or affiliates, or to any leading participant in the interest rate cap market, that may make the payments to be made by it hereunder lawfully and without withholding for or on account of Taxes; or

(ii)           to agree with that other party to modify this Agreement or change the method of payment hereunder so that those payments will not be subject to the withholding.  If an assignment or agreement is not made as provided herein on or before the tenth day after that notice becomes effective, the party that would be required to make the withholding may give notice of termination as provided in Section 10.

Section 7.  Representations and Warranties.

(a)           Each of the parties makes the representations and warranties set forth below to the other as of the date hereof:

(i)           It is duly organized and validly existing and has the corporate, partnership or other power as a company and the authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii)           It has taken all necessary action to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder;

(iii)           All governmental authorizations and actions necessary in connection with its execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect;

(iv)           This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, subject to all applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally;

(b)           The Seller makes the following additional representations and warranties to the Buyer:

(i)           No event or condition that constitutes (or that with the giving of notice or the lapse of time or both would constitute) a Termination Event with respect to it has occurred and is continuing or will occur by reason of its entering into or performing its obligations under this Agreement;

(ii)           There are no actions, proceedings or claims pending or, to its knowledge, threatened, the adverse determination of which might have a materially adverse effect on its ability to perform its obligations under, or affect the validity or enforceability against it of, this Agreement;

(iii)           Each of the documents delivered by the Seller hereunder is, as of the date stated in such document, true, accurate and complete in every material respect or, in the case of financial statements, fairly presents the condition of the Person indicated therein; and

(iv)           Seller covenants, (RBC) represents and warrants that it is and shall, be the reporting party for the Transaction if and to the extent such reporting is required pursuant to Section 4r(a)(3) of the Commodity Exchange Act, as amended ("CEA"), and shall in such case, report the Transaction to a Swap Data Repository (as defined in Section 1a(48) of the CEA, pursuant to any requirements of 17 CFR Part 43, 45 and 46 applicable to the Transaction.

(c)           In addition, if an Exhibit B on Tax Representations and Covenants is made a part of this Agreement, each of the Buyer and the Seller makes the representations and warranties set forth therein to the other and covenants as set forth therein with the other with respect to certain matters relating to Taxes.

Section 8.  Documents.  At or before the time of execution of this Agreement by the Buyer, the Seller shall deliver to the Buyer evidence of the truth and accuracy of the Seller’s representations in subsections (ii) and (iii) of Section 7(a) as well as evidence of the authority, incumbency and specimen signature of each Person authorized to execute and deliver this Agreement or any other document to be delivered by the Seller under this Agreement on behalf of the Seller.  In addition, the Seller shall deliver to the Buyer at the times specified in Part 2 of Exhibit A, each of the documents there specified.

Section 9.  Termination Events.  For purposes of this Agreement, “Termination Event” means each of the events and circumstances listed below:

(a)           The Seller fails to pay any amount payable by it hereunder as and when that amount becomes payable and does not remedy that failure on or before the third Local Business Day after notice from the Buyer of the failure;

(b)           Any representation or warranty made by the Seller in this Agreement, other than in Section 7(c), or made by any Credit Support Provider in any Credit Support Document (or document related thereto) delivered hereunder proves to have been incorrect, incomplete or misleading in any material respect at the time it was made, or the Seller fails to deliver any document it is required to deliver as provided in Part 2 of Exhibit A and does not remedy that failure on or before the thirtieth day after notice from the Buyer of the failure or, in the case of failure to deliver a Credit Support Document, does not remedy that failure immediately;

(c)           The Seller or any Credit Support Provider becomes the subject of any action or proceeding for relief under any bankruptcy or insolvency law or any law affecting creditors’ rights that is similar to a bankruptcy or insolvency law or law relating to the composition of debts or seeks or becomes subject to the appointment of a receiver, custodian or similar official for it or any of its property or fails or is unable to pay its debts generally as they fall due;

(d)           The Seller or any Credit Support Provider fails to pay any amount payable by it to the Buyer under any other agreement or under any instrument of the Seller or any Credit Support Provider held by the Buyer and does not remedy that failure during any applicable cure period;

(e)           (i) There occurs a default, an event of default or another similar condition or event (however described) in respect of the Seller or any Credit Support Provider for the Seller under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than the Threshold Amount and as a result such Specified Indebtedness has been or may be declared due and payable before it would otherwise have been due and payable or (ii) there occurs a default by the Seller or any such Credit Support Provider in making one or more payments on the due date thereof in an aggregate amount of not less than the Threshold Amount under any such agreements or instruments or under any Specified Transaction (after giving effect to any applicable notice requirement or grace period) or (iii) the combined amounts of Specified Indebtedness covered by clauses (i) and (ii) at least equal the Threshold Amount.

For this purpose, “Specified Indebtedness,” with respect to any Person, means all obligations of that Person (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money; “Specified Transaction” means any rate swap, currency swap, cross-currency swap, commodity-price swap, equity, equity-index, debt-linked or debt-index-linked swap, rate cap, floor or collar, forward rate agreement, forward or spot foreign exchange transaction, interest rate, currency or commodity-price option, any cash-settled option on a security or index or group of securities, any combination of any of the foregoing and any similar transaction; and “Threshold Amount” means U.S. $10,000,000 (or the equivalent in any other currency or currencies);

(f)           Any Credit Support Provider fails to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document to which it is a party if the failure is not remedied during any applicable cure period; or any Credit Support Document expires or terminates or fails or ceases to be in full force and effect (in either case, other than in accordance with its terms) prior to the satisfaction of all obligations of the Seller under this Agreement; or any Credit Support Provider or any Person purporting to act on its behalf disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, any Credit Support Document to which it is a party;

(g)           The Seller or any Credit Support Provider consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity, and the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of the Seller or such Credit Support Provider (as the case may be) as determined by the Buyer or Freddie Mac immediately prior to such action; or

(h)           Standard & Poor’s suspends or withdraws Party A’s long-term credit rating or lowers Party A’s long-term credit rating below “BBB+”  or Moody's suspends or withdraws Party A’s long-term credit rating or lowers Party A’s long-term credit rating below “Baa1”.

Section 10.    Early Termination.

(a)           At any time while a Termination Event is continuing, the Buyer may, with the prior written consent of Freddie Mac, or Freddie Mac may, in its absolute discretion, give notice of termination in accordance with this Section.  If a party gives notice of supervening illegality, either party may give notice of termination in accordance with this Section in the circumstances described in Section 5.  If a party is required to pay any additional amount pursuant to Section 6, it may give notice of termination in accordance with this Section in the circumstances described in Section 6.

(b)           Any notice of termination hereunder

(i)           shall state the grounds for termination;

(ii)           shall specify a date that is not before, nor more than 10 days after, the date the notice of early termination is given on which the payments required by Section 11 shall be made as provided therein (the “Early Termination Date”); and

(iii)           shall declare the obligations of the Seller to make the payments required by Section 2 that are scheduled to be made after the Early Termination Date to be terminated as of that date, and those obligations shall so terminate and be replaced by the parties’ obligations to make the payments specified in Section 11.

Section 11.  Payments Upon Early Termination.

(a)           If notice of termination is given pursuant to Section 10, the Seller shall pay the Buyer its Damages.

(b)           The Buyer’s Damages in the event of early termination shall be the Market Quotation, if it can be determined.  If it cannot be determined, the Buyer’s Damages shall be an amount in Dollars equal to the sum of the losses (including loss of bargain) determined by the Buyer that it may incur as a result of the early termination or as a result of the event that served as the ground for early termination.

(c)           Payments to be made in accordance with this Section shall be made on the Early Termination Date.  If the Buyer is entitled to be paid any amount in respect of its Damages in accordance with this Section, it shall submit to the Seller a statement in reasonable detail of those Damages.

Section 12.  Market Quotation.

(a)           For the purpose of determining the Market Quotation, the Buyer shall select, with the consent of Freddie Mac, four leading participants in the interest rate cap market (each a “Reference Market-maker”), in its sole discretion and in good faith, with a view to minimizing the Market Quotation (to the extent required by law); provided, however, that in doing so the Buyer shall be entitled to select market participants that are of the highest credit standing and that otherwise satisfy all the criteria that the Buyer applies generally at the time in deciding whether to enter into an interest rate protection transaction.

(b)           The Buyer shall request from each of the Reference Market-makers it has selected a quotation of the amount in Dollars which that Reference Market-maker would charge on the Early Termination Date as a flat amount for entering into an agreement, effective on the Early Termination Date, pursuant to which it would be obligated to make all the payments scheduled to be made by the Seller under Section 2 of this Agreement after the Early Termination Date.

(c)           The Market Quotation shall be the arithmetic mean (rounded up, if necessary, to the nearest cent) of the amounts described in Section 12(b) that are quoted to the Buyer by the Reference Market-makers it has selected or, if only one Reference Market-maker will quote such a fee, the Market Quotation Value shall be the amount quoted by that Reference Market-maker.

Section 13.  Costs and Expenses.

(a)           Each of the parties shall pay, or reimburse the other on demand for, all stamp, registration, documentation or similar taxes or duties, and any penalties or interest that may be due with respect thereto, that may be imposed by any jurisdiction in respect of its execution or delivery of this Agreement.  If any such tax or duty is imposed by any jurisdiction as the result of the conduct or status of both parties, each party shall pay one half of the amount of the tax or duty.

(b)           The Seller shall pay, or reimburse the Buyer on demand for, all reasonable costs and expenses incurred by the Buyer in connection with enforcement of its rights under this Agreement or as a consequence of a Termination Event, including, without limitation, fees and expenses of legal counsel.

Section 14.  Nonassignment. Neither party shall assign or otherwise transfer its rights or obligations hereunder or any interest herein to any other Person or any of its other branches or offices without the prior written consent of the other party to this Agreement and Freddie Mac, unless the assignment or transfer by the Seller is pursuant to Section 5 or Section 6 and provided that:

(a)           the Seller gives the Buyer 10 Business Days’ prior written notice of the assignment or transfer;

(b)           the assignee or transferee meets the criteria set forth in Section 5(i) or Section 6(b), as the case may be;

(c)           the credit policies of the Buyer or Freddie Mac at the time would permit the Buyer to purchase an interest rate cap from the assignee or transferee without credit support;

(d)           a Termination Event does not occur as a result of such transfer;

(e)           on or prior to the effective date of the transfer, this Agreement (including, without limitation, any Tax covenants (if any) in Exhibit B to this Agreement) and all other related documents shall have been amended to reflect the transfer in a manner reasonably satisfactory to Buyer; and

(f)           on or prior to the effective date of the transfer, Seller shall have agreed in writing to indemnify and hold harmless Buyer in a manner reasonably satisfactory to Buyer from and against any adverse tax consequences and any related fees, expenses and other losses resulting from the transfer, subject to the following conditions:  (i) notwithstanding Seller’s duty to indemnify Buyer, Buyer shall at all times retain sole control and decision-making authority with regard to any tax issues affecting Buyer or related litigation arising from or in connection with said transfer; and (ii) such indemnification shall be made as such expenses are incurred by Buyer and at such time as Buyer is required to pay any such tax liability, provided that Seller shall not be required to make such indemnification until five Business Days after it has received written notice from Buyer of expenses or liabilities for which Buyer seeks reimbursement.

Any purported transfer in violation of this Section shall be void.  The parties are acting for purposes of this Agreement through their respective branches or offices specified in Exhibit A.

The Seller shall not withhold its consent to an assignment or transfer proposed by the Buyer, or by any subsequent assignee or transferee of the Buyer, if the Seller would be entitled to make the payments it is required to make pursuant to Section 2 to the proposed assignee or transferee lawfully and without withholding for or on account of Taxes and the proposed assignee or transferee assumes the obligations of the Buyer under the Tax covenants (if any) of the Buyer in Exhibit B to this Agreement to the satisfaction of the Seller.  Notwithstanding the provisions of this Section 14 to the contrary, the Seller consents to the assignment of the Buyer’s interest herein ultimately to Freddie Mac.  Accordingly, all payments hereunder shall be made in accordance with Section 3 hereof and to the account of the Servicer as specified in Exhibit A hereto.  The Seller agrees that Freddie Mac may exercise the rights of the Buyer hereunder from time to time, and Buyer agrees that the Seller may rely conclusively on the written instructions of Freddie Mac to Seller made pursuant to this Agreement.

Section 15.  Waivers: Rights Not Exclusive.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right shall be effective unless given in writing.  No waiver of any such right shall be deemed a waiver of any other right hereunder.  The right to terminate provided for herein is in addition to, and not exclusive of, any other rights, powers, privileges or remedies provided by law.

Section 16.  Interpretation.  The section headings in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

Section 17.  Notices.  All notices in connection with this Agreement shall be given by telex or cable or by notice in writing hand-delivered or sent by facsimile transmission or by airmail, postage prepaid.  All such notices shall be sent to the telex or telecopier number or address (as the case may be) specified for the intended recipient in Exhibit A (or to such other number or address as that recipient may have last specified by notice to the other party).  All such notices shall be effective upon receipt, and confirmation by answerback of any notice sent by telex as provided herein shall be sufficient evidence of receipt thereof, and telephone confirmation of receipt of any facsimile transmission in accordance with Exhibit A shall be sufficient evidence of receipt thereof.

Section 18.  Amendments.  This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 19.  Survival.  The obligations of the parties under Section 6, Section 11 and Section 13 shall survive payment of the obligations of the parties under Section 2 and Section 4 and the termination of their other obligations hereunder.

Section 20.  Jurisdiction; Governing Law.

(a)           Any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of the State of New York or of the United States for the Southern District of New York, and each of the parties irrevocably submits to the nonexclusive jurisdiction of each such court in connection with any such action or proceeding.

(b)           This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to its choice of law doctrine.

Section 21.  Independence of this Agreement. It is the parties’ intention that no other agreements or arrangements between them or any of their affiliates affect the transaction provided for herein except as expressly provided herein.  Therefore, except as expressly provided herein, the Seller’s obligation to make payments to the Buyer hereunder shall not be subject to early termination or to any condition precedent, no such payment obligation shall be netted against any payment due from the Buyer or any third party under any other agreement or instrument, and neither the Seller nor any third party shall have any right to set off any such payment due from the Seller to the Buyer or withhold any such payment, in whole or in part, pending payment of any amount payable by the Buyer or any third party to the Seller or any third party.  In addition, the terms set forth in this provision may not be modified except in a written amendment to this Agreement executed by both parties hereto that (i) is expressly identified in capital letters as modifying this provision (identified by its title) and (ii) deals only with such modification.

Section 22.  Waiver of Jury Trial. Each of the Buyer and the Seller, respectively, hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.  Each of the Buyer and the Seller (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section.

Section 23.  Setoff.  The obligation to pay amounts due hereunder shall be absolute and unconditional and shall not be subject to diminution by set-off, recoupment, counterclaim, abatement or otherwise.

Section 24.  Counterparts: Integration of Terms.  This Agreement may be executed in counterparts, and the counterparts taken together shall be deemed to constitute one and the same agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

Section 25.  Contractual Currency.  The provision on Contractual Currency set forth in Part 4 of Exhibit A will apply if the Seller or any Credit Support Provider for the Seller is not organized in the U.S. or is acting through any office outside the U.S.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

ROYAL BANK OF CANADA

By	/s/ Suzanna Mezzanotte
Name	Suzanna Mezzanotte
Title	Authorized Signatory

ATAX TEBS II, LLC, a Delaware limited liability company
By:	AMERICA FIRST MULTIFAMILY INVESTORS, L.P., a Delaware limited partnership

	By:	AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARNTERSHIP TWO, a Delaware limited partnership, its general partner

		By:	THE BURLINGTON GROUP, LLC, a Delaware limited liability company, its general partner

		By:	/s/ Mark Hiatt
Mark Hiatt
Chief Operating Officer

[Signature Page to ATAX TEBS II Rate Cap Agreement]

SCHEDULE I

AMORTIZATIONSCHEDULE

From and Including	To but Excluding	Notional Amount
7/10/2014	7/15/2014	$31,565,000.00
7/15/2014	8/15/2014	$31,565,000.00
8/15/2014	9/15/2014	$31,563,000.00
9/15/2014	10/15/2014	$31,561,000.00
10/15/2014	11/15/2014	$31,559,000.00
11/15/2014	12/15/2014	$31,557,000.00
12/15/2014	1/15/2015	$31,555,000.00
1/15/2015	2/15/2015	$31,553,000.00
2/15/2015	3/15/2015	$31,546,550.34
3/15/2015	4/15/2015	$31,540,077.34
4/15/2015	5/15/2015	$31,525,105.67
5/15/2015	6/15/2015	$31,510,068.34
6/15/2015	7/15/2015	$31,494,964.67
7/15/2015	8/15/2015	$31,479,794.34
8/15/2015	9/15/2015	$31,464,557.34
9/15/2015	10/15/2015	$31,444,591.67
10/15/2015	11/15/2015	$31,424,535.67
11/15/2015	12/15/2015	$31,404,388.34
12/15/2015	1/15/2016	$31,372,482.00
1/15/2016	2/15/2016	$31,351,817.34
2/15/2016	3/15/2016	$31,325,657.34
3/15/2016	4/15/2016	$31,299,378.00
4/15/2016	5/15/2016	$31,271,253.34
5/15/2016	6/15/2016	$31,242,998.67
6/15/2016	7/15/2016	$31,214,613.67
7/15/2016	8/15/2016	$31,186,097.67
8/15/2016	9/15/2016	$31,157,449.67
9/15/2016	10/15/2016	$31,128,670.00
10/15/2016	11/15/2016	$31,099,757.00
11/15/2016	12/15/2016	$31,070,710.00
12/15/2016	1/15/2017	$31,028,195.00
1/15/2017	2/15/2017	$30,998,878.34
2/15/2017	3/15/2017	$30,969,426.67
3/15/2017	4/15/2017	$30,939,838.67
4/15/2017	5/15/2017	$30,910,114.00
5/15/2017	6/15/2017	$30,880,251.67
6/15/2017	7/15/2017	$30,850,250.34
7/15/2017	8/15/2017	$30,820,109.67
8/15/2017	9/15/2017	$30,789,829.34
9/15/2017	10/15/2017	$30,759,408.67
10/15/2017	11/15/2017	$30,728,846.34
11/15/2017	12/15/2017	$30,698,141.67

A-1

From and Including	To but Excluding	Notional Amount
12/15/2017	1/15/2018	$30,652,294.34
1/15/2018	2/15/2018	$30,621,304.34
2/15/2018	3/15/2018	$30,590,170.00
3/15/2018	4/15/2018	$30,558,557.67
4/15/2018	5/15/2018	$30,526,800.00
5/15/2018	6/15/2018	$30,494,896.00
6/15/2018	7/15/2018	$30,462,845.00
7/15/2018	8/15/2018	$30,430,646.00
8/15/2018	9/15/2018	$30,398,298.34
9/15/2018	10/15/2018	$30,365,801.34
10/15/2018	11/15/2018	$30,333,155.00
11/15/2018	12/15/2018	$30,300,357.67
12/15/2018	1/15/2019	$30,252,408.67
1/15/2019	2/15/2019	$30,219,307.34
2/15/2019	3/15/2019	$30,186,052.67
3/15/2019	4/15/2019	$30,152,644.34
4/15/2019	5/15/2019	$30,119,081.67
5/15/2019	6/15/2019	$30,085,363.67
6/15/2019	7/15/2019	$30,051,489.67
7/15/2019	8/15/2019	$30,017,458.34

A-2

EXHIBIT A

NOTICE ADDRESSES AND OTHER MATTERS

Part 1:                                Addresses for Notices and Accounts for Payments:

The Seller:

Address:	ROYAL BANK OF CANADA 2nd Floor Royal Bank Plaza 200 Bay Street Toronto, Ontario M5J 2W7 Attention: Managing Director, GRM Trading Credit Risk Facsimile: (416) 842-4839

Payments to Seller:	Bank Name:	JPMorgan Chase Bank, New York
	ABA#:	021000021
	Account Name:	Royal Bank of Canada, Toronto
	Account Number:	001-1-153004
	Beneficiary Swift No.:	ROYCCAT3IMM

The Buyer:

Address:
ATAX TEBS II, LLC
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
Attention: Chad L. Daffer
Phone: 402.930.3085
Fax: 402.930.3047

With a copy to:
Mark Hiatt
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
Phone: 402.930.3085
Fax: 402.930.3047

with a copy to:

Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102
Attention:  Conal Hession
Facsimile:  (402) 231-8806
Telephone: (402) 346-1148

copies to Freddie Mac:

Address:
Federal Home Loan Mortgage Corporation
8100 Jones Branch Drive
Mail Stop B2E
McLean, Virginia  22102
Attention:  Multifamily Loan Accounting/Operational Close
Telephone:  (703) 714-4177
Fax:  571-382-4798
E-Mail:  mfla@freddiemac.com

and

Federal Home Loan Mortgage Corporation
8100 Jones Branch Drive
Mail Stop B4G
McLean, Virginia  22102
Attention:  Multifamily Asset Management/Servicing
Telephone:  (703) 714-3194 (Steve Power)
E-Mail:  mf_spi_hedge@freddiemac.com

and

Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive
Mail Stop 210
McLean, Virginia  22102
Attention:  Managing Associate General Counsel - Multifamily Real Estate (Legal Division)
Telephone:  (703) 903-2538
E-Mail:  Joshua_schonfeld@freddiemac.com

Payments to Buyer (pursuant to Section 3, payments are to be made as will be specified):

Bank Name: FRB New York
Bank ACCT Name: FHLMC Investor PI
ABA #:021039513
Bank ACCT #: 380530
Reference: MFTEBS
ATTN: MFRRO – Loan Accounting 714-4177

Part 2:                       Credit Support Provider for the Seller:  NONE

Part 3:                        Each reference in this Agreement to Dollars (the “Contractual Currency”) is of the essence.  The obligation of each party in respect of any amount due under this Agreement in the Contractual Currency is, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Contractual Currency that the intended payee may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day in New York City immediately following the day on which that payee receives the payment.  If the amount in the Contractual Currency that may be so purchased for any reason falls short of the amount originally due, the party owing that amount shall pay such additional amount, in the Contractual Currency, as is necessary to compensate for the shortfall.  Any obligation of that party not discharged by that payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

EXHIBIT B

TAX REPRESENTATIONS AND COVENANTS

A.           Tax Representations and Covenants

Representations of each of the Seller and the Buyer

It is not required by any applicable law, as modified by the practice of any relevant governmental authority, to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 4 to be made by it to the other party) under this Agreement.  In making this representation, it may rely on (i) the accuracy of any representation made by the other party below in this Exhibit and (ii) the satisfaction of the covenant of that other party contained below in this Exhibit and the accuracy and effectiveness of any document provided by that other party pursuant to any such covenant.

B.           Payee Tax Representations

Of the Seller:

Seller is a federally chartered bank organized under the laws of Canada and each payment received or to be received by it under this Agreement will be effectively connected with its conduct of a trade or business in the United States.
.

Of the Buyer:

Buyer is a United States person for purposes of the United States Internal Revenue Code of 1986, as amended, and is not acting as an agent or intermediary for a foreign Person.

C.           Covenants

Of Each Party:

If a party is required at any time to execute any form or document in order for payments to it hereunder to qualify for exemption from withholding for or on account of Taxes or to qualify for such withholding at a reduced rate, that party shall, as soon as practicable after request from the other party, execute the required form or document and deliver it to that other party.

Of the Seller:

W-8ECI

Of the Buyer:

W-9